First National Lincoln Corporation Reports Record Earnings Per Share for 2007, Up 7.2%

DAMARISCOTTA, ME, January 23 – First National Lincoln Corporation (Nasdaq: FNLC), today announced unaudited results for the year ended December 31, 2007, with record earnings per share on a fully diluted basis of $1.34, up $0.09 or 7.2% from the $1.25 reported for the year ended December 31, 2006. Net income for 2007 was $13,101,000, an increase of $806,000 or 6.6% from the $12,295,000 posted in 2006.

The Company also announced unaudited results for the quarter ended December 31, 2007. Earnings per share on a fully diluted basis were $0.36, up $0.06 or 20.0% from the $0.30 reported for the quarter ended December 31, 2006. Net income for the quarter ended December 31, 2007, was $3,488,000, an increase of $518,000 or 17.4% from the $2,970,000 posted for the quarter ended December 31, 2006. This was a record quarter for the Company, with earnings per share up 2.9% and net income up 2.2% compared to the previous records set in third quarter of 2007.

“Greatly improved is how I would characterize our 2007 operating results,” observed Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “The driving force for our increase in earnings was net interest income, which was up $1.2 million or 4.0% for the year compared to 2006. A primary factor for this was the $124.6 million or 12.2% growth in earning assets we saw in 2007, with total loans increasing $82.0 million or 9.8% and investments increasing $41.3 million or 22.9%. At the same time, the lowering of rates by the Federal Open Market Committee was positive for FNLC, resulting in lower funding costs from a restructuring of a significant portion of our wholesale funding and improved net interest margins in the third and fourth quarters.

“As in previous years, expense control continued to be a major factor in our performance in 2007,” President Daigneault noted. “Non-interest expense for 2007 was $22.2 million, $256,000 or 1.1% lower than in 2006, with reductions in several areas. The impact of higher net interest income and lower operating costs can be seen in our efficiency ratio, a key operating statistic which measures how much a company spends to generate one dollar in revenue. FNLC’s efficiency ratio for 2007 was 50.16%, a significant improvement from the 52.12% posted for 2006.

“We are even more pleased with the improvement we have seen in our efficiency ratio during the past three years,” President Daigneault continued. “Our efficiency ratio rose significantly after our acquisition of FNB Bankshares at the beginning of 2005, and it is now almost back to the pre-acquisition level of 2004. We feel that continuing to improve our efficiency ratio will be a vital factor in FNLC’s ongoing financial performance, and this is an area that all of our employees are focused on.”

“The other financial measure we closely monitor is return on average tangible equity,” observed F. Stephen Ward, FNLC’s Treasurer and Chief Financial Officer. “For 2007, our return on average tangible equity was 15.89%, up from the 15.75% posted in 2006, and well above the 15.00% threshold defining high-performance banks. For the fourth quarter, our return on tangible equity was 16.39%, up from the 14.80% posted for the fourth quarter of 2006. Based upon September 30, 2007 data, this places the Bank’s return on average tangible equity in the top quartile of all banks in its peer group.

“Although the U.S. economy is showing weakness, our asset quality continues to remain strong,” Mr. Ward continued. “The ratio of non-performing assets to total assets, at 0.23%, is significantly improved compared to 0.32% a year ago and is up slightly from the 0.15% reported as of the end of the third quarter. We maintain high standards in our loan underwriting – despite an increasingly competitive landscape – and do not compromise quality in order to produce short-term growth at the expense of long-term earnings. It is also worth noting that FNLC has not been involved in making sub-prime mortgage loans and does not hold securities in its investment portfolio which are tied to subprime loans.

“During the fourth quarter, the Company again raised its cash dividend from $0.175 to $0.180 per share,” Mr. Ward said. “We have now raised our regular cash dividend for 15 consecutive years and for 49 consecutive quarters, and at an annual rate of $0.72 per share, this results in a very attractive dividend yield of 4.92% based on our year-end closing price of $14.64 per share. We continue to increase our quarterly dividend because of the importance of this to the majority of our shareholders, and our payout ratio was 50.0% for the fourth quarter.”

“The one disappointment in 2007 was the price of our stock,” President Daigneault stated, “although the performance of our shares continues to compare well to our industry. The KBW Regional Bank Index had a total return of -21.85% while FNLC’s total return was -8.69% for the same period. We also compare well to the Nasdaq Bank Index, which had a total return of

-19.81% for 2007. Bank stocks significantly underperformed the overall market in 2007, and although the S&P 500 posted a total return of 5.46% in 2007, we feel that the significant outperformance of our stock compared to our peers and our industry is reflective of our performance in relation to our industry.

“On August 16, 2007, the Company announced a new buyback program to repurchase up to 300,000 shares of the Company’s common stock or approximately 3.1% of the outstanding shares,” President Daigneault said. “As of December 31, 2007, the Company had repurchased 86,711 shares under the new repurchase program at an average price of $15.14 per share and at a total cost of $1.3 million. Repurchasing our shares continues to be in the best interest of our shareholders, and our Board of Directors sees stock repurchases as an appropriate use of capital, especially given the recent decline in stock prices for the banking industry.

“In my opinion, 2007 was a good year for FNLC,” President Daigneault concluded. “We saw good growth in earning assets and higher net interest margins in the second half of the year which in turn led to increased net interest income. Our efficiency ratio has improved over last year, and we continue to share our profits with our shareholders in the form of increased cash dividends. I view First National Lincoln Corporation as a good investment opportunity, especially for those interested in Maine-based companies or high-performing community banks.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
In thousands of dollars	2007	2006
Assets
Cash and due from banks	$17,254	$24,188
Overnight funds sold	-	-
Securities available for sale	40,461	44,815
Securities to be held to maturity (fair value $181,132 at December 31, 2007 and $134,649 at December 31, 2006)	181,354	135,734
Loans held for sale (fair value approximates cost)	1,817	460
Loans	920,164	838,145
Less: allowance for loan losses	6,800	6,364
Net loans	913,364	831,781
Accrued interest receivable	6,585	6,140
Premises and equipment	16,481	15,845
Other real estate owned	827	1,144
Goodwill	27,684	27,684
Other assets	17,423	17,078
Total Assets	$1,223,250	$1,104,869
Liabilities
Demand deposits	$60,637	$62,157
NOW deposits	101,680	99,612
Money market deposits	124,033	137,163
Savings deposits	86,611	98,131
Certificates of deposit	301,364	164,770
Certificates $100,000 and over	106,955	243,402
Total deposits	781,280	805,235
Borrowed funds	316,719	179,862
Other liabilities	12,583	12,445
Total Liabilities	1,110,582	997,542
Shareholders' Equity
Common stock	97	98
Additional paid-in capital	44,762	45,587
Retained earnings	67,647	61,298
Net unrealized gains on securities available-for-sale	436	696
Net unrealized loss on postretirement benefit costs	(274)	(352)
Total Shareholders' Equity	112,668	107,327
Total Liabilities & Shareholders' Equity	$1,223,250	$1,104,869

Common Stock
Number of shares authorized	18,000,000	18,000,000
Number of shares issued and outstanding	9,732,493	9,770,792
Book value per share	$11.58	$10.98
Tangible book value per share	$8.73	$8.15

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the years ended		For the quarters ended
	December 31,		December 31,
In thousands of dollars	2007	2006	2007	2006
Interest income
Interest and fees on loans	$60,585	$54,585	$15,626	$14,421
Interest on deposits with other banks	-	64	-	3
Interest and dividends on investments	11,136	9,555	3,107	2,304
Total interest income	71,721	64,204	18,733	16,728
Interest expense
Interest on deposits	29,745	25,804	7,084	7,264
Interest on borrowed funds	10,140	7,785	3,146	1,829
Total interest expense	39,885	33,589	10,230	9,093
Net interest income	31,836	30,615	8,503	7,635
Provision for loan losses	1,432	1,325	582	425
Net interest income after provision for loan losses	30,404	29,290	7,921	7,210
Non-interest income
Investment management and fiduciary income	1,737	1,951	393	504
Service charges on deposit accounts	2,740	2,752	681	698
Net securities gains	-	18	-	18
Mortgage origination and servicing income	589	503	211	143
Other operating income	5,079	5,082	1,259	1,265
Total non-interest income	10,145	10,306	2,544	2,628
Non-interest expense
Salaries and employee benefits	11,037	10,826	2,884	2,620
Occupancy expense	1,438	1,421	349	363
Furniture and equipment expense	1,944	2,124	488	567
Amortization of identified intangibles	283	283	71	71
Other operating expense	7,481	7,785	1,791	2,068
Total non-interest expense	22,183	22,439	5,583	5,689
Income before income taxes	18,366	17,157	4,882	4,149
Applicable income taxes	5,265	4,862	1,394	1,179
NET INCOME	$13,101	$12,295	$3,488	$2,970
Earnings per common share:
Basic earnings per share	$1.34	$1.25	$0.36	$0.30
Diluted earnings per share	$1.34	$1.25	$0.36	$0.30
Cash dividends declared per share	$0.69	$0.61	$0.18	$0.16

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the years ended		For the quarters ended
Dollars in thousands,	December 31		December 31
except for per share amounts	2007	2006	2007	2006

Summary of Operations
Interest Income	$71,721	$64,204	$18,733	$16,728
Interest Expense	39,885	33,589	10,230	9,093
Net Interest Income	31,836	30,615	8,503	7,635
Provision for Loan Losses	1,432	1,325	582	425
Non-Interest Income	10,145	10,306	2,544	2,628
Non-Interest Expense	22,183	22,439	5,583	5,689
Net Income	13,101	12,295	3,488	2,970
Per Common Share Data
Basic Earnings per Share	$1.34	$1.25	$0.36	$0.30
Diluted Earnings per Share	1.34	1.25	0.36	0.30
Cash Dividends Declared	0.69	0.61	0.18	0.16
Book Value	11.58	10.98	11.58	10.98
Tangible Book Value	8.73	8.15	8.73	8.15
Market Value	14.64	16.72	14.64	16.72
Financial Ratios
Return on Average Equity (a)	11.89%	11.63%	12.34%	10.98%
Return on Average Tangible Equity (a)	15.89%	15.75%	16.39%	14.80%
Return on Average Assets (a)	1.13%	1.14%	1.15%	1.08%
Average Equity to Average Assets	9.53%	9.81%	9.33%	9.84%
Average Tangible Equity to Average Assets	7.13%	7.24%	7.03%	7.30%
Net Interest Margin Tax-Equivalent (a)	3.13%	3.24%	3.34%	3.11%
Dividend Payout Ratio	51.49%	48.80%	50.00%	53.33%
Allowance for Loan Losses/Total Loans	0.74%	0.76%	0.74%	0.76%
Non-Performing Loans to Total Loans	0.31%	0.42%	0.31%	0.42%
Non-Performing Assets to Total Assets	0.23%	0.32%	0.23%	0.32%
Efficiency Ratio	50.16%	52.12%	45.88%	52.44%
At Period End
Total Assets	$1,223,250	$1,104,869	$1,223,250	$1,104,869
Total Loans	920,164	838,145	920,164	838,145
Total Investment Securities	221,815	180,549	221,815	180,549
Total Deposits	781,280	805,235	781,280	805,235
Total Shareholders’ Equity	112,668	107,327	112,668	107,327
(a) Annualized using a 365-day basis